UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 8, 2013

J. C. PENNEY COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation )	1-15274 (Commission File No.)	26-0037077 (IRS Employer Identification No.)

6501 Legacy Drive Plano, Texas (Address of principal executive offices)	75024-3698 (Zip code)

                      Registrant's telephone number, including area code:  (972) 431-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                 Entry into a Material Definitive Agreement.

    On February 8, 2013, J. C. Penney Company, Inc. (the “Company”) and its direct wholly-owned subsidiary J. C. Penney Corporation, Inc. (“Corporation”) and indirect wholly-owned subsidiary J. C. Penney Purchasing Corporation (“Purchasing”) (Company, Corporation and Purchasing collectively referred to as the “Loan Parties”) entered into an amendment and restatement agreement (the “Amendment Agreement”) for the purpose of amending and restating its previously amended and restated Credit Agreement dated as of January 27, 2012 among the Loan Parties, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, and Wells Fargo Bank, National Association, as LC Agent (as amended by the First, Second and Third Amendments thereto, the “2012 Credit Agreement,” and as amended and restated by the Amendment Agreement, the “2013 Credit Agreement”).

The 2013 Credit Agreement, which replaces the 2012 Credit Agreement, provides for maximum availability to the Loan Parties of up to $1.85 billion for general corporate purposes, including the issuance of letters of credit.  No borrowings have been made under either the 2012 Credit Agreement or the 2013 Credit Agreement.  The Company currently has approximately $ 281 million in standby and import letters of credit outstanding under the Credit Agreement, none of which have been drawn upon.

The 2013 Credit Agreement continues to be an asset-based facility, in which borrowing availability varies according to the Loan Parties’ levels of inventory and accounts receivable, and matures on April 29, 2016.  The 2013 Credit Agreement increases the letter of credit sublimit to $750 million from $500 million and provides that the Corporation may at any time prior to the maturity date request that the aggregate size of the facility be increased by an additional amount not to exceed $400 million.

 In connection with execution of the Amendment Agreement, the Company, Corporation, Purchasing and certain of the Company’s indirect wholly-owned subsidiaries that are not borrowers under the Credit Agreement entered into a Reaffirmation Agreement pursuant to which such parties reaffirmed their guarantee of the obligations of the Loan Parties under the 2013 Credit Agreement and their grant of a security interest in inventory (except for consignment inventory), accounts receivable, and deposit accounts and cash credited thereto of the Loan Parties and those other subsidiary guarantors identified in the Amended and Restated Guarantee and Collateral Agreement dated as of January 27, 2012 among the Company, Corporation, Purchasing, the subsidiaries of Company identified therein, and JPMorgan Chase Bank, N.A., as Administrative Agent.

As with the 2012 Credit Agreement, the 2013 Credit Agreement contains customary representations, warranties and affirmative and negative covenants.  There are exceptions to the covenants and some are only applicable when availability falls below certain thresholds.  The 2013 Credit Agreement continues to provide for a springing fixed charge coverage ratio covenant when availability falls below a specified threshold.  The 2013 Credit Agreement also contains customary events of default for credit facilities of this type.  Upon an event of default that is not cured or waived within any applicable cure periods, in addition to other remedies that may be available to the lenders, the obligations of the Loan Parties may be accelerated, outstanding letters of credit may be required to be cash collateralized and remedies may be exercised against the collateral.

Certain of the lenders who are parties to the 2013 Credit Agreement provide commercial banking, investment banking, trustee and custodial services to the Company.

Copies of the Amendment Agreement and the Reaffirmation Agreement are filed herewith as Exhibits 10.l and 10.2, respectively.  The foregoing descriptions of the 2013 Credit Agreement and the

Reaffirmation Agreement do not purport to be complete and are qualified in their entirety by reference to the full texts of the 2013 Credit Agreement and Reaffirmation Agreement which are incorporated herein by reference.

A copy of the Company’s press release announcing the entry into the 2013 Credit Agreement is furnished herewith as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference as if fully set forth herein.

Item 9.01                 Financial Statements and Exhibits.

(d) Exhibit 10.1
Amendment and Restatement Agreement dated as of February 8, 2013 among J. C. Penney Company, Inc., J. C. Penney Corporation, Inc., J. C. Penney Purchasing Corporation, Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Wells Fargo Bank, National Association, as LC Agent

Exhibit 10.2
Reaffirmation Agreement dated as of February 8, 2013 among J. C. Penney Company, Inc., J. C. Penney Corporation, Inc., J. C. Penney Purchasing Corporation, Inc., the Subsidiaries party thereto,  and JPMorgan Chase Bank, N.A., as Administrative Agent

Exhibit 99.1	J. C. Penney Company, Inc. News Release issued February 12, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. C. PENNEY COMPANY, INC.

By: /s/ Kenneth Hannah
      Kenneth Hannah
Executive Vice President and Chief Financial Officer

Date:  February 12, 2013

EXHIBIT INDEX

Exhibit Number	Description

10.1
Amendment and Restatement Agreement dated as of February 8, 2013 among J. C. Penney Company, Inc., J. C. Penney Corporation, Inc., J. C. Penney Purchasing Corporation, Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Wells Fargo Bank, National Association, as LC Agent

10.2
Reaffirmation Agreement dated as of February 8, 2013  among J. C. Penney Company, Inc., J. C. Penney Corporation, Inc., J. C. Penney Purchasing Corporation, Inc., the Subsidiaries party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

99.1	J .C. Penney Company, Inc. News Release issued February 12, 2013